Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-260652

Prospectus Supplement No. 1

(To Prospectus dated November 12, 2021)

Wallbox N.V.

This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-260652). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 6-K filed with the SEC on February 1, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Wallbox N.V.’s Class A ordinary shares are quoted on the New York Stock Exchange under the symbol “WBX.” On January 31, 2022, the closing price of our Class A ordinary share was $12.03.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2022

Commission File Number: 001-40865

Wallbox N.V.

(Translation of registrant’s name into English)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F   ☒             Form 40-F   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):   ☐

EXPLANATORY NOTE

On February 1, 2022 Uber Technologies Inc. (“Uber”) and Wallbox N.V. (“Wallbox”), announced that they are expanding their partnership nationwide following the pilot program. As previously announced, the partnership provides Uber drivers a discounted package for a Wallbox Pulsar Plus charger, installation and the option to finance the package.

Just a few months after beginning their initial partnership in the Bay Area in October 2021, the companies are expanding their collaboration so that drivers across the U.S. will soon have access to Wallbox’s discounted EV charging package. This will be rolled out in four key groups, in order to reach nationwide coverage by the end of April 2022. Additionally, the two companies are actively discussing a potential global roll-out program beginning in Europe and Canada.

The roll-out is expected to follow four phases; the first covering Los Angeles, Portland and Seattle in January, the second covering Phoenix, New York and Boston in February, the third covering the Midwest and Southeast in March, and the final phase covering the rest of the U.S. excluding Alaska in April.

The partnership is being supported by an Uber program that makes drivers of fully electric vehicles (EVs) eligible for a Zero Emissions incentive, so they can earn an extra $1 on every Uber trip (up to $4,000 annually).

The partnership is part of Uber’s continued commitment to becoming a zero-emission platform in the U.S. and Canada by 2030.

Forward Looking Statements

This Current Report on Form 6-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Current Report on Form 6-K that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the partnership between Uber and Wallbox and the expected phases of expansion of the program. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “may,” “can,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “predict,” “potential,” “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on management’s current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Wallbox’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to the factors discussed under the caption “Risk Factors” in Wallbox’s final prospectus on Form 424(b)(3) filed with the SEC on November 12, 2021, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investors Relations section of Wallbox’s website at investors.wallbox.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report on Form 6-K. Any forward-looking statement that Wallbox makes in this Current Report on Form 6-K speaks only as of the date of such statement. Except as required by law, Wallbox disclaims any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wallbox N.V.

Date: February 1, 2022	By:	/s/ Enric Asunción Escorsa
Enric Asunción Escorsa
Chief Executive Officer